AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) dated November 2, 2007 between First Guaranty Bancshares, Inc. (“First Guaranty”) and First Community Holding Company (“Seller”).  This Agreement is made with reference to the following facts and objectives:

RECITALS

A.           First Guaranty is a Louisiana corporation that owns all the issued and outstanding shares of stock of First Guaranty Bank, Hammond, Louisiana (“First Guaranty Bank”).

B.           Seller is a Louisiana corporation that owns all the issued and outstanding shares of stock of First Community Bank, Hammond, Louisiana (“First Community Bank”).

C.           This Agreement provides for First Guaranty’s acquisition of Seller by means of a merger of First Guaranty Acquisition Corporation, a corporation that is to be a wholly-owned subsidiary of First Guaranty (the “Interim Corporation”), organized under the Louisiana Business Corporation Law (the “LBCL”) for the sole purpose of facilitating the proposed acquisition, with and into the Seller (the “Merger”).  As a result of the Merger, all the issued and outstanding shares of common stock, par value $1.25 a share, and all outstanding options to purchase such shares, of Seller, will be converted into the right to receive cash and First Guaranty will be the sole shareholder of the Seller, all as provided in this Agreement.

D.           Immediately following the effectiveness of the Interim Merger, Seller will be merged with and into First Guaranty (the “Holding Company Merger”), Seller’s separate existence will cease, and First Community Bank will be a wholly owned subsidiary of First Guaranty.

E.           Immediately following the effectiveness of the Holding Company Merger, First Community Bank will be merged with and into First Guaranty Bank (“Bank Merger”), its separate existence will cease, and First Guaranty Bank will be the surviving entity.

D.           This Agreement and the transactions contemplated by it have been duly authorized and approved by the boards of directors of First Guaranty, First Guaranty Bank, Seller, and First Community Bank.

The parties accordingly agree as follows:

ARTICLE 1

MERGER AND CLOSING

1.1  Merger.  Subject to Article 5, at the Effective Time as defined below, the Interim Corporation will merge into Seller pursuant to the Agreement and Plan of Merger, attached as Exhibit A (the “Merger Agreement”).

1.2  The Closing.  The closing of the Merger (the “Closing”) will occur in First Guaranty’s offices at 10:00 a.m., local time, on a date (the “Closing Date”) that is the first business day on or after the fifth business day after the conditions in Section 5.1(a) are satisfied, or some other mutually agreeable date.  If all conditions in ARTICLE 5 are satisfied or waived, the parties will take such actions at the Closing as are required to effect the Merger and the Bank Merger (the “Mergers”).

1.3  Effective Date and Time.  The Merger Agreement will be filed with the Secretary of State of Louisiana before or concurrently with the Closing, and the Merger will be effective on the date (the “Effective Date”) and at the time (the “Effective Time”) specified in the filing, provided that the parties shall endeavor to cause the Merger to become effective on the Closing Date.

1.4  Effects of the Merger.  The Merger shall have the effects provided by this Agreement and the Merger Agreement and the effects provided by Section 115 of the LBCL.

ARTICLE 2

CONVERSION OF STOCK OF SELLER

2.1  Conversion.  Except for shares as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited under the LBCL (“Dissenter’s Shares”), on the Effective Date (i) each outstanding share of Seller common stock (“Seller Stock”) shall be converted into the right to receive cash in the amount of $34.06 and (ii) each outstanding option to purchase shares of Seller Stock (an “Option”) shall be converted into the right to receive cash in the amount of $26.06 per option share (the “Merger Consideration”).

2.2  Dissenting Shareholders.  Notwithstanding anything in the Agreement to the contrary, shareholders of Seller who comply with the procedural requirements of Section 131 of the LBCL will be entitled to receive payment of the fair cash value of their Dissenter’s Shares in lieu of the right to receive cash in the amount of $34.06 if the Merger is effected upon approval of less than 80 percent of the total voting power of Seller; provided however, that if a shareholder of Seller fails to perfect, withdraws or otherwise loses his right to dissent with respect to the Merger pursuant to the applicable provisions of the LBCL, his shares of Seller Stock shall be converted into and represent only the right to receive the right to receive cash in the amount of $34.06.

2.3  Appointment of Paying Agent; Delivery of Consideration; Exchange of Certificates.  Before the Closing, First Guaranty shall appoint Hancock Bank or another entity reasonably acceptable to Seller (the “Paying Agent”) to receive the Merger Consideration (as defined in Section 2.1) from First Guaranty at or before the Closing and to disburse the Merger Consideration to shareholders of Seller and to holders of Options (“Optionees”) upon the instructions of First Guaranty and otherwise as contemplated by a Paying Agency Agreement substantially in the form attached as Exhibit B or in such other form as the parties may approve (the “Paying Agency Agreement”).  On or before the Effective Date, First Guaranty shall transmit to each holder of a certificate representing shares of Seller Stock (a “Certificate”) and to each of the Optionees, addressed to the most current address of such shareholders or Optionee according to the records of Seller, a letter of transmittal for use in exchanging such holder’s Certificates or such Optionees’ Options for such holder’s share of the Merger Consideration (the “Transmittal Letter”).  Promptly and in no event later than the later of the Effective Date or three business days following receipt of Certificates and a properly executed letter of transmittal by First Guaranty from a shareholder of Seller or an Optionee, First Guaranty shall cause the Paying Agent to deliver to the shareholder or Optionee the portion of the Merger Consideration to which such shareholder or Optionee is entitled under this Agreement upon surrender of the Certificate for shares with respect to which Merger Consideration is payable and a duly executed Transmittal Letter.  If any record shareholder of Seller is unable to locate any Certificate evidencing the Seller Stock, such shareholder shall submit to First Guaranty an affidavit of lost certificate and indemnification agreement in form reasonably acceptable to First Guaranty and, if reasonably required by First Guaranty, a surety bond in an amount equal to the amount to be delivered to such shareholder, in exchange for such Certificate.

2.4  Closing Deliveries.  At the Closing, each party shall deliver such certificates and assignments as are required by this Agreement or are reasonably requested by the other party.  In addition, First Guaranty shall provide Seller with evidence satisfactory to Seller that First Guaranty has delivered to the Exchange Agent an amount, in immediately available funds, equal to the Merger Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1  Mutual Representations and Warranties.  Each party represents and warrants to the other that:

(a)  Organization; Qualification.  It is a business corporation duly organized and validly existing under the LBCL, a bank holding company within the meaning of the Bank Holding Company Act, has all requisite corporate power and authority to own and lease its property and to carry on its business as currently being conducted and is qualified and in good standing wherever the failure to so qualify would have a Material Adverse Effect as defined below.

(b)  Corporate Authorization; No Conflicts.  Subject to any required shareholder approval, all acts required for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Mergers have been validly taken.  Subject to required shareholder and regulatory approvals, this Agreement is its binding obligation, enforceable in accordance with its terms, except to the extent limited by bankruptcy and other similar laws and court decisions affecting the enforcement of creditors’ rights generally and by general equitable principles.  Neither the execution, delivery or performance of this Agreement nor the consummation of the Mergers will (I) violate, conflict with, or breach any provisions of, (ii) constitute, or with notice or lapse of time or both would constitute, a default under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any encumbrance upon any of its material assets under, its or its subsidiaries (“Subsidiaries”) articles of incorporation, by-laws or any material instrument to or by which it or its Subsidiaries or any material portion of its or its Subsidiaries' assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body (“Law”) applicable to it or its Subsidiaries or any material portion of its or its Subsidiaries' assets.

(c)  Brokers or Finders Fees.  No person is entitled to any commission, brokers, finders or financial advisory fee from Seller or First Community Bank in connection with the Mergers, except for fees payable to National Capital Corporation pursuant to an engagement letter dated December 1, 2006, a copy of which has been delivered to First Guaranty.

(d)  Accuracy of Statements. Nothing herein or in any information furnished or to be furnished by it pursuant hereto, contains or will contain, as of the date hereof, the date of the Proxy Statement (defined in Section 4.2) and the Closing Date, when taken together, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

3.2  Additional Seller Representations and Warranties.  Seller represents and warrants to First Guaranty that except as set forth in the Confidential Exceptions Schedule previously delivered to First Guaranty (the “Confidential Exceptions Schedule”):

(a)  Capital Stock; Other Interests.  Its authorized capital stock consists of (i) 2,000,000 shares of common stock, par value $1.25 per share, of which 548,325 shares are issued and outstanding and no shares are held in its treasury, and (ii) 100,000 shares of preferred stock, par value $8 per share, no shares of which are issued and outstanding or held in its treasury.  There are issued and outstanding options to purchase up to 12,500 shares of its common stock at an exercise price of $8 per share.  All outstanding shares of Seller and of the capital stock of First Community Bank have been duly authorized and are validly issued, fully paid and non-assessable, except to the extent that such shares may be deemed assessable under Section 262 of the Louisiana Banking Law.  Except as disclosed in the Confidential Exceptions Schedule, or this paragraph, there are no stock options or other rights (including conversion rights) outstanding to acquire, or any obligation to issue, sell or deliver any of such rights or any shares of its or First Community Bank’s capital stock.  Except as disclosed in the Confidential Exceptions Schedule, neither it nor First Community Bank has any equity or voting interest exceeding 1% in any entity other than its interest in First Community Bank, of which it directly or indirectly owns all of the shares outstanding, free and clear of any liens, equities, encumbrances or rights or claims of others whatsoever.

(b)  Financial Statements and Reports.  It has delivered to First Guaranty (i) its balance sheets as of December 31, 2005 and 2006, and as of June 30, 2007, and the related statements of income, shareholders’ equity and changes in financial position (“Operating Statements”) for the respective years and the three and six months ended June 30, 2007, the related notes thereto, and the report of its independent public accountants with respect thereto in the case of annual financial statements (collectively, the “Financial Statements”), (ii) all call reports made by First Community Bank to any regulatory agency and all reports made by it to the Federal Reserve Board since, and to the extent permitted by law all examination reports with respect to it or First Community Bank or made by any regulatory authority since, December 31, 2001, and (iii) its reports or proxy statements sent to shareholders in 2002 and thereafter.  The Financial Statements have been and the financial statements delivered pursuant to Section 4.7 will be prepared in conformity with generally accepted accounting principles (“GAAP”) applied consistently with prior periods, and present  and will present fairly, in conformity with GAAP, its results of operations for the respective periods covered thereby, and its financial condition as of the respective dates thereof.  All reports referred to in clause (ii), above, have been filed on the appropriate form and prepared in all material respects in accordance with the requirements of the regulating agency.  It and First Community Bank do not have, nor are any of their assets subject to, any material liability or obligation of any kind, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the latest balance sheet forming part of the Financial Statements (the “Latest Balance Sheet”) other than deposit liabilities, unfunded letters of credit and loan commitments in the ordinary course of business consistent with past practices incurred since June 30, 2007.

(c)  Loan and Investment Portfolios.  All loans, discounts and financing leases in which it or First Community Bank is lessor (“Credits”) reflected on the Latest Balance Sheet (i) were, at the time and under the circumstances made, made for adequate consideration in the ordinary course of business, (ii) are evidenced by instruments that are true and genuine and (iii) if secured, have been secured by valid perfected security interests.  Accurate lists of all such Credits and of its and First Community Bank’s investment portfolio as of the Latest Balance Sheet date have been delivered to First Guaranty.

(d)  Loss Reserves.  Each allowance for losses on Credits and other real estate owned reflected on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no circumstances reasonably likely to require in accordance with such guidelines or GAAP a future material increase in any provisions for such losses or a material decrease in any of such allowances.  Each such allowance after the Latest Balance Sheet date will be adequate in accordance with such guidelines GAAP in all material respects.

(e)  Absence of Certain Changes or Events.  Since the Latest Balance Sheet date, there has been no circumstance that has had, or can reasonably be anticipated to have, a Material Adverse Effect, defined below.  It and First Community Bank have not, since the Latest Balance Sheet date, nor will have, without the consent of First Guaranty’s chief executive officer or his designee, from the date hereof through the Closing Date:

(i)  except in the ordinary course of business, (A) borrowed or loaned any money or pledged any of its credit, (B) mortgaged or otherwise subjected any asset to any encumbrance or liability, (C) transferred any of its assets in excess of $100,000 in the aggregate, or (D) incurred any material liability or obligation of any kind whatsoever, whether accrued, contingent, known, unknown, matured or unmatured;

(ii)  experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing and non-interest bearing deposits;

(iii)  had knowledge or reason to believe that any material labor unrest exists among, or that anyone has attempted to organize, any of its employees; or that any customer having deposits in excess of $200,000 or loans in excess of $500,000 has terminated or intends to terminate such customer’s relationship with it;

(iv)  failed to operate its business in the ordinary course consistent with past practices, to preserve its business organization substantially intact or to preserve the goodwill of its customers and others with whom it has material business relations;

(v)  incurred or suffered any material loss not adequately reserved against on the Latest Balance Sheet or waived any material right;

(vi)  other than in the ordinary course of business consistent with past practices, canceled any material debt owed to it or any of its material claims, or paid any of its noncurrent obligations or liabilities;

(vii)  made any capital expenditure in excess of $50,000, or opened or renovated any ATM or branch office;

(viii)  except for (i) the payment of retention bonuses to certain officers of First Community Bank (the “Retention Bonuses”) and annual bonuses to officers and employees of First Community Bank, which are being accrued on the books of First Community Bank (the “Annual Bonuses”), each of which is described in the Confidential Exceptions Schedule, (ii) annual increases in the salary of First Community Bank employees in the ordinary course consistent with past practices and (iii) accruals and payment obligations of First Community Bank pursuant to its deferred compensation agreement described in the Confidential Exceptions Schedule (the “SERP”) paid or agreed to pay any money to any of its present or former directors, officers or employees except pursuant to current pay schedules, or increased the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person except as otherwise required by law or in the ordinary operation of employee benefit plans covered by ERISA;

(ix)  changed any accounting practice used in preparing the Financial Statements except as required by GAAP;

(x)  made any Credit which has not been (A) at the time and under the circumstances made, made for adequate consideration in the ordinary course of business, (B) evidenced by instruments that are true and genuine and (C) fully reserved against in an amount sufficient to provide for all net charge-offs reasonably anticipated in the ordinary course; or

(xi)  made any commitment to do any of the foregoing.

(f)  Taxes.   Each of it and First Community Bank has timely filed all required tax returns, tax information returns and reports required to be filed, paid all taxes, interest payments and penalties that were due properly withheld or collected and paid over nay such amounts to the appropriate governmental authority, made (and will make) adequate provision for payment of all taxes accruable for all periods ending on or before the Closing Date (other than those being contested in good faith that have been disclosed to First Guaranty in the Confidential Exceptions Schedule), and are not delinquent in the payment of any material amount of tax or governmental charge of any nature.  No audit, examination or investigation is currently being conducted or threatened, and no material unpaid tax deficiencies or additional liabilities have been proposed, by any taxing authority; and no agreements for extension of time for the assessment of any tax have been made by or on behalf of it or First Community Bank.

(g)  Assets.

(i)  Except with respect to assets disposed of for adequate consideration in the ordinary course after the Latest Balance Sheet date, each of it and First Community Bank have good and merchantable title to all material assets reflected on the Latest Balance Sheet or acquired thereafter, free of all restrictions and encumbrances except for (A) encumbrances that secure debt properly reflected on the Latest Balance Sheet or which secure deposits of public funds; (B) liens for taxes accrued but not yet payable; (C) liens arising as a matter of law in the ordinary course with respect to obligations incurred after the Latest Balance Sheet date that are not delinquent or are being contested in good faith; (D) such imperfections of title and encumbrances as do not materially detract from the value or materially interfere with the present use or merchantability of any such asset; and (E) capital leases and leases, if any, to third parties for fair and adequate consideration.  It and First Community Bank each owns, or has valid leasehold interests in, all material assets used in its business.

(ii)  Except for financing leases in which it or First Community Bank is lessor, (A) each lease of any real property or any material personal property to which it or First Community Bank is a party is valid and in full force and effect in accordance with its terms in all material respects; (B) all rents and other amounts due thereunder have been paid; (C) there exists no default, or event which with the giving of notice, the lapse of time or both would become a default, thereunder; and (D) the Merger will not constitute a default or a cause for termination or modification of any such lease.

(iii)  Each of it and First Community Bank has no obligation to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course consistent with past practices.

(h)  Legal Proceedings and Compliance with Laws.  (i) There are no claims, actions, suits, proceedings, arbitrations or investigations (“Actions”) pending or threatened, nor does it or First Community Bank have knowledge of a basis for any Action, in any court or before any governmental body or arbitration panel or otherwise, against it or First Community Bank; (ii) each of it and First Community Bank has complied with and is not in default in any material respect under, and has not been charged or threatened with or come under investigation concerning any material violation of, any Law; and (iii) there are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report to it or First Community Bank as a result of examination by any regulatory authority, nor is it subject to any written agreement, memorandum or order with or by any regulatory authority.

(i)  Benefit Plans.

(i)  The Confidential Exceptions Schedule lists all (A) pension, retirement, profit sharing, deferred compensation, stock option, stock ownership, severance pay, vacation, bonus, and incentive plans or arrangements, (B) medical, vision, dental or other health plans, policies or arrangements, (C) life, health or disability plans, policies or arrangements, (D) employment, retention or severance contracts or arrangements and (E) fringe benefits or perquisites, provided or which may be provided by it or First Community Bank, to any present or past employee, director or the spouse or beneficiaries thereof (collectively, the “Benefits”).  True and complete copies of all Benefit documents and written agreements established or maintained and currently in force during the preceding five years, together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements established or maintained during the preceding five years and the three most recent annual reports on form series 5500 with respect to any plan or arrangement have been made available to First Guaranty.

(ii)  Except for the plans identified as such on the Confidential Exceptions Schedule (the “Benefit Plans”), each of it and First Community Bank has not at any time sponsored, maintained or contributed to any employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), in which any employee is or was a participant.  All contributions required by it and First Community Bank have been made, all insurance premiums required have been paid and each Benefit Plan has been maintained and administered in compliance with its terms and all applicable laws.  No transaction has occurred that could result in the imposition of a tax or penalty under the Internal Revenue Code (the “Code”) or ERISA; there is no matter relating to any such Benefit Plan pending or threatened, nor, to its and First Community Bank’s knowledge, are there any circumstances that could lead to (other than routine filings such as qualification determination filings) proceedings before, or administrative actions by, any governmental agency; there are no Actions pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any such Benefit Plan or its assets.  Each of it and First Community Bank has complied with the reporting and disclosure requirements of ERISA and the Code.  No Benefit Plan is a multi-employer plan within the meaning of ERISA.  A favorable determination or opinion letter has been issued by the IRS with respect to each Plan intended to be qualified under Code Section 401(a), the IRS has taken no action to revoke any such letter and nothing has occurred which would cause the loss of such qualification.  Each of it and First Community Bank has not sponsored, maintained or made contributions to any arrangement subject to ERISA Title IV or to Code Section 412 or providing for post-retirement medical benefits.  Each deferred compensation plan complies with ERISA Section 409A.

(iii)  All group health plans of it and First Community Bank to which Code Section 4980B(f) or ERISA Section 601 applies are in full compliance with the continuation coverage requirements of Code Section 4980B(f) and ERISA Section 601, and any prior violations of such Sections have been cured.

(iv)  The Mergers will not (A) result in the imposition of any obligation or liability on Seller, First Community Bank or First Guaranty pursuant to ERISA Section 280(G), or (B) result in a prohibited transaction as such term is used in Code Section 4975 or ERISA Section 406.

(j)  Insurance.  Each of it and First Community Bank maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are customary for institutions of its size and type.  Each of it and First Community Bank is not now liable, nor will it or First Guaranty or any of its Subsidiaries become liable, for any material retroactive premium adjustment.  All policies are in full force and effect, and neither it nor First Community Bank has received any notice of a material premium increase or cancellation with respect to any of its or First Community Bank’s insurance policies or bonds now in effect.  Within the last three years, neither it nor First Community Bank has been refused any insurance sought or has reason to believe that its existing insurance coverage cannot be renewed upon terms as favorable as those presently in effect.

(k)  Commitments.  Except as set forth on the Confidential Exceptions Schedule:

(i)  neither it nor First Community Bank is a party to any (A) collective bargaining agreement; (B) agreement, contract or commitment (“Commitment”) with any employee not terminable at will without penalty by it or First Community Bank; (C) obligation of guaranty or indemnification except, if entered into in the ordinary course with respect to customers, letters of credit, guaranties of endorsements and guaranties of signatures and except for provisions of applicable law or provisions of its and First Community Bank’s articles of incorporation and by-laws relating to indemnification of directors and officers, as to which there is no pending or threatened claim; (D) Commitment which will or may reasonably be expected to have a Material Adverse Effect; or (E) Commitment limiting its or First Community Bank’s freedom to engage in any line of business or to compete with any person with respect to an activity permitted to it and First Community Bank by applicable law.

(ii)  The Confidential Exceptions Schedule lists each material Commitment (except usual and customary instruments entered into in the ordinary course with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities, and routine maintenance agreements) to which it or First Community Bank is a party (the “Material Contracts”).  Neither it nor First Community Bank has in any material respect breached, nor is there any pending or threatened claim that it or First Community Bank has breached, any of the terms of any of its Material Contracts.

(l)  Authorizations.  Each of it and First Community Bank has all licenses, franchises, permits and other authorizations (“Authorizations”) necessary for the continued conduct of its and First Community Bank’s business without interference or interruption. First Community Bank’s deposits are insured by the FDIC to the extent provided by law, and there are no pending or threatened Actions to revoke or modify that insurance or for relief under 12 U.S.C. §1818.

(m)  Corporate Documents.  It has delivered to First Guaranty copies of its and First Community Bank’s articles of incorporation and by-laws and has made available all of its and First Community Bank’s corporate minutes.  All of the foregoing and all of its stock transfer records are current, complete and correct in all material respects.

(n)  Certain Transactions.  No past or present director, executive officer or five percent shareholder of it or First Community Bank has, since January 1, 2000, engaged in any transaction or series of transactions which, if it or First Community Bank had been subject to Section 14(a) of the Securities Exchange Act of 1934 (the “34 Act”) at all times since that date, would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission (“SEC”).

(o)  Environmental Matters.

(i)  Each of it and First Community Bank has obtained all material required Authorizations under any applicable Environmental Requirement (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the “Properties”), including without limitation properties acquired by foreclosure or in settlement of loans (but not including properties in which First Community Bank has an interest only as mortgagee or other type of security interest, so long as First Community Bank is not an operator of such properties under applicable Environmental Requirements); and is in compliance in all material respects with all terms of such Authorizations and with all applicable Environmental Requirements.  There are no past or present circumstances related in any manner to it or First Community Bank or to the Properties that did or would, in any material respect, violate or prevent compliance with any Environmental Requirement, or give rise to any material Environmental Liability, as hereinafter defined.  There is no Action pending or threatened by any person against it or First Community Bank, or any prior owner of any of the Properties and relating to the Properties, relating in any way to any Environmental Requirement or seeking to impose any Environmental Liability.  Neither it nor First Community Bank is subject to any material Environmental Liability not adequately reserved against on the Latest Balance Sheet.

(ii)  “Environmental Requirement” means all Laws applicable to Seller, First Community Bank or the Properties relating to the protection of human health or the environment.  “Environmental Liability” means any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) arising under any Environmental Requirement relating to, or to the release or threatened release into the environment, of any hazardous materials, pollutant, mold contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(p)  Commitment Letters.  Each of its directors has executed and delivered to First Guaranty a Commitment Letter in the form of Exhibit C.

(q)  Compliance With Certain Laws.  Since December 31, 2002, it and First Community Bank each has complied in all material respects with (i) the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder and each currently has a CRA rating of not less than “satisfactory”, (ii) the Patriot Act and (iii) the Bank Secrecy Act, and, since December 31, 2002, it and the Bank each has received no material criticism from regulators with respect to discriminatory lending practices or compliance with laws.

3.3  Material Adverse Effect.  As used in this Agreement the term “Material Adverse Effect” shall mean an event, change, violation, circumstance or effect (“Effect”), individually or when taken together with all other such Effects, that is or is reasonably likely to (i) be materially adverse to the financial condition, assets, capitalization, management, business, prospects or results of operations of such party and its subsidiaries, taken as a whole, or (ii) materially impair the authority or ability of such party to perform its obligations under this Agreement or to consummate the Mergers; provided however that, in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to any party:  (i) any direct Effects of compliance with the terms and conditions of this Agreement on the operating performance of such party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (ii) any Effect resulting from the announcement or pendency of the Mergers, (iii) any Effect resulting from actions or omissions of a party taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, or (iv) any Effect resulting from changes in prevailing interest rates, general economic conditions, banking laws and regulations or other laws and their published interpretations applicable to financial institutions and their holding companies, or other changes affecting the banking industry, either generally or in Southeast Louisiana, or the United States or Louisiana economies generally (which changes in each case do not disproportionately affect such entity in any material respect).

3.4  Bank Merger.  As of the Effective Time, (i)  First Community Bank will have full corporate power and authority to execute and deliver the Bank Merger Agreement substantially in the form attached as Exhibit D, providing for the merger of First Community Bank with and into First Guaranty Bank (the “Bank Merger”) and to consummate the transactions contemplated thereby; (ii) First Community Holding Company, as the sole shareholder of First Community Bank, and the board of directors of First Community Bank will each have duly and validly authorized the execution and delivery by First Community Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, and such authorization shall not have been rescinded or modified; and (iii) no other corporate proceedings on the part of First Community Bank will be necessary for First Community Bank to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby.

3.5  Additional First Guaranty Representations and Warranties.  First Guaranty represents and warrants to Seller that:

(a)  First Guaranty Acquisition Corporation.

(i)  As of the Closing Date, First Guaranty Acquisition Corporation (the “Interim Corporation”) will be a corporation duly organized and validly existing under the LBCL, and in good standing under all laws, rules and regulations applicable to corporations located in the State of Louisiana, and will have all requisite corporate power and authority to carry on its business as then being conducted, to own, lease and operate its properties and assets, as then owned, leased or operated, and to enter into and carry out its obligations under this Agreement.  The nature of the business of the Interim Corporation will not require it to be qualified to do business in any jurisdiction other than the State of Louisiana.

(ii)  As of the Closing Date, the Interim Corporation will have full corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby.  As of the Closing Date, the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby will have been duly and validly approved by the board of directors of the Interim Corporation, and the Merger will have been approved by First Guaranty, as the sole shareholder of the Interim Corporation.  No other corporate proceedings on the part of the Interim Corporation will be necessary for the Interim Corporation to execute this Agreement or the Merger Agreement and to consummate the transactions contemplated hereby and thereby.

(b)  Completion of Transaction.  First Guaranty has no knowledge of any fact or circumstances, including any need to raise capital, relating to or affecting First Guaranty or any of its subsidiaries that it reasonably believes would prevent First Guaranty from fulfilling its obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent First Guaranty from obtaining all necessary regulatory approvals of the transaction contemplated by this Agreement.

ARTICLE 4

COVENANTS

The parties covenant and agree as follows:

4.1  Cooperation and Best Efforts.  Each party will cooperate with the other and use its best efforts to satisfy all requirements of law for, and all conditions herein to, the consummation of the Mergers, and to effect the Mergers at the earliest practicable date.

4.2  Proxy Statements.  Seller will promptly prepare its proxy statement (the “Proxy Statement”) submitting this Agreement to Seller’s shareholders for approval as soon as practicable; provided that the form and content of the Proxy Statement shall be reasonably acceptable to First Guaranty.

4.3  Press Releases.  Each party will cooperate with the other in the preparation of any press releases relating to this Agreement.  Without the prior consent of the other party’s chief executive officer or his designee, it will not issue any press release or other written statement for general circulation relating to the Mergers, except as may otherwise be required by law.

4.4  Investigations.  Seller will provide First Guaranty and its authorized representatives reasonable access during all reasonable times to its and First Community Bank’s premises, properties, books and records, and furnish such information respecting its and First Community Bank’s business as First Guaranty may from time to time reasonably request, except as restricted by Law.  If this Agreement is terminated for any reason, First Guaranty will return without retaining copies thereof (except for one copy for use in defending itself in any dispute between it and Seller), all non-public materials obtained pursuant hereto and will destroy all work papers derived therefrom or prepared based on such information (except for one copy for use as stated above).  For two years following such termination, First Guaranty will keep such information confidential, except as may be required by law, and not use it in connection with its business and shall cause its employees, agents and representatives to do the same, in each case unless such information has become publicly available through no fault of First Guaranty.

4.5  Preservation of Business.  Seller will use its best efforts to preserve the possession and control of all of its and First Community Bank’s assets (other than those consumed or disposed of for value in the ordinary course), and the goodwill of customers and others having business relations with them, and will do nothing knowingly to impair their ability to keep and preserve their business as it exists on the date hereof.

4.6  Conduct of Business.  Seller will, and will cause First Community Bank to, conduct its business only in the ordinary course consistent with past practices.  In addition, except as otherwise provided herein, neither Seller nor First Community Bank will, whether or not in the ordinary course, without the prior consent of First Guaranty’s chief executive officer or his designee:

(a)  cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue, as if each such representation and warranty were continuously made from the date hereof;

(b)  reclassify, acquire, issue (except upon the exercise of options outstanding on the date of this Agreement) or sell any additional shares of or any securities, options or obligations exercisable for, convertible into or exchangeable for, its capital stock, or declare, pay, or make any dividend or distribution on its capital stock, except for dividends from First Community Bank to Seller necessary to enable Seller to service the debt under the indenture (the “Indenture”) related to its floating rate junior subordinated debt securities due 2036 (the “Trust Preferred Securities”) or to pay the costs associated with the transactions contemplated by this Agreement;

(c)  amend its articles of incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors or officers except such resolutions as may be necessary to implement provisions of its articles of incorporation or by-laws currently in effect in response to a claim for indemnification made pursuant thereto, or fail to maintain its books and records in the usual manner on a basis consistent with that heretofore employed;

(d)  place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in Section 3.2(g)(i), or cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(e)  enter into any new line of business or merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of its assets, or sell or dispose of any of its assets other than sales (i) in the ordinary course of business of investment securities having not more than $1,000,000 in market value or that have matured or have been called in accordance with their terms, (ii) of Credits for not less than book value, or (iii) of any asset held as other real estate or other foreclosed assets for an amount not less than 95% of the greater of its book value at the Latest Balance Sheet date or its fair market value on the date of its sale;

(f)  violate in any material respect any Law;

(g)  fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods or portions of periods up to the Effective Date) to any taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

(h)  acquire investment securities having an aggregate market value greater than $1,000,000 or that are less than investment grade;

(i)  charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) any Credit, or make or enter into any commitments to make any Credit which in either case (i) varies materially from its written credit policies, copies of which have been made available to First Guaranty, or (ii) exceeds $500,000 in the case of new credits or $1,000,000 in the case of a renewal of a Credit;

(j)  issue or deliver any Seller Stock certificate to replace any certificate claimed to be lost, destroyed or stolen without requiring an indemnity agreement and, if reasonably required by First Guaranty, a bond from a solvent insurance company in favor of First Guaranty and Seller and their respective transfer agents against any loss resulting from the issuance or delivery of such replacement certificate;

(k)  reduce its reserve for loan losses below the amount recorded on its Financial Statements at June 30, 2007;

(l)  increase the salary of any of its employees, increase fees to any of its directors, or pay any bonus to any of its employees or directors, or enter into any transaction other than normal banking transactions with any director, officer or affiliate, except for (i) annual increases in the salary of First Community Bank employees in the ordinary course consistent with past practices of not more than 6% and (ii) accruals and payment obligations of First Community Bank pursuant to the SERP and (iii) the Retention Bonuses and the Annual Bonuses; or

(m)  commit to do any of the foregoing.

4.7  Additional Information.  Seller will provide First Guaranty (a) with prompt notice of any circumstance that has had or is reasonably likely to have a Material Adverse Effect, (b) as soon as available, true, correct and complete copies of any financial statements and other documents of the type referred to in Section 3.2(b) and (c) promptly upon its dissemination, any report sent to its shareholders.

4.8  Seller Shareholder Approval.  Seller’s board of directors will submit this Agreement to its shareholders in connection with their vote to approve it in accordance with the LBCL at a meeting duly called and convened for that purpose as soon as practicable after all regulatory filings have been made.

4.9  Commitment Letters.  Seller will use its best efforts to obtain by the Closing Date, from each of its directors, a Commitment Letter in the form of Exhibit C.

4.10  Prohibited Negotiations.

(a)  From the date hereof until the earlier of the Effective Date or the termination of this Agreement, neither Seller nor any of its Subsidiaries or affiliates, nor any of the officers and directors of it or its Subsidiaries or affiliates shall, and it shall cause its and its subs’ and affiliates’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subs) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of, (ii) have any discussion with or provide any confidential information or data to any person relating to, or engage in any negotiations concerning, or knowingly facilitate any effort or attempt to make or implement an, (iii) approve or recommend, or propose publicly to approve or recommend, any or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any, Acquisition Proposal (as hereafter defined).

(b)  Seller will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any parties conducted heretofore with respect to any Acquisition Proposal, informing them that the board of directors no longer seeks the making of any Acquisition Proposals.

(c)  Seller will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section.

(d)  Notwithstanding the foregoing provisions above, if any person after the date hereof submits to Seller’s board of directors an unsolicited, bona fide, written Acquisition Proposal, and Seller’s Board reasonably determines in good faith, after receipt of advice from outside legal counsel, that the failure to engage in discussions with such person concerning such Acquisition Proposal would likely cause the board of directors to breach its fiduciary duties, and after consultation with a recognized financial advisor, then, in such case, (i) Seller may (A) furnish information about it to such person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such person, provided that Seller must contemporaneously furnish to First Guaranty all such information furnished to such person (if not previously provided to First Guaranty) and (B) negotiate and participate in discussions and negotiations with such person; and (ii) if the board of directors determines that such an Acquisition Proposal is a Superior Proposal (defined below), it may (subject to the provisions of this Section) withdraw or adversely modify its approval or recommendation of the Mergers and recommend such Superior Proposal or (B) terminate this Agreement, in each case, (i) at any time after five Business Days after First Guaranty’s receipt of written notice (a “Notice of Superior Proposal”) advising it that Seller’s board of directors has received a Superior Proposal, identifying the person submitting it, specifying its material terms and conditions and enclosing a copy of the Acquisition Proposal, and (ii) subject to First Guaranty’s Right of First Refusal (“RFR,” defined below).  If First Guaranty does not exercise the RFR in accordance with the terms of this Agreement, Seller shall provide First Guaranty with a final written notice of acceptance before accepting any Superior Proposal.

(e)  First Guaranty shall have the right for five Business Days after receipt of Notice of Superior Proposal to submit an Acquisition Proposal on terms not less favorable to Seller than the terms of the Superior Proposal, which right of First Guaranty shall be paramount to the rights of the person submitting the Superior Proposal.  If First Guaranty fails to exercise such RFR within the time herein specified, Seller shall be at liberty to accept the Superior Proposal.

(f)  “Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Seller or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement to engage in any of the foregoing.

(g)  “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Seller’s board of directors determines (based on the written advice of a financial advisor of nationally recognized reputation) are more favorable to Seller’s shareholders from a financial point of view than the Merger after giving effect to the RFR.  An Acquisition Proposal shall be “bona fide” if the board of directors of Seller reasonably determines that the person submitting such Acquisition Proposal is reasonably certain to consummate such Acquisition Proposal on the terms proposed.

4.11  Further Cooperation.  Seller will cooperate with First Guaranty in connection with planning for the efficient and orderly combination of the parties and the operation of First Guaranty and First Community Bank after the Mergers, provided that this covenant shall not require any action that, in the reasonable opinion of Seller’s chief executive officer or his designee, would not be in the best interest of Seller or First Community Bank if the Merger were not consummated.

4.12  Regulatory Filings.  First Guaranty will promptly prepare and file (not later than 45 days following the date of this Agreement) all regulatory filings required to be made with respect to the Mergers.

4.13  Directors’ and Officers’ Insurance and Indemnification.

(a)  First Community shall be permitted to obtain directors’ and officers’ liability insurance coverage for act or omissions occurring prior to the Effective Time by purchasing an extension of the claims reporting period for the policy providing such coverage for a period of six (6) years following the Effective Date or such shorter period as First Community shall determine; provided, however, that the cost of extending any such policy shall not exceed $50,000.

(b)  For a period of three (3) years after the Closing Date, First Guaranty will indemnify, defend and hold harmless each person who is or was an officer or director of Seller or First Community Bank (an “Indemnified Person”) from and against any and all acts or omissions occurring on or prior to the Closing Date and based upon or arising from his or her capacity as an officer or director of Seller or First Community Bank, to the same extent such persons are indemnified and held harmless under the respective articles of incorporation and bylaws of Seller and First Community Bank in the form in effect at the date of this Agreement.  In the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.  Any determination required to be made with respect to whether any of the foregoing Indemnified Persons is entitled to indemnification as set forth above shall be made by independent legal counsel selected mutually by such person and First Guaranty.  All limitations of liability existing in favor of the Indemnified Persons under law or as set forth in the articles of incorporation or bylaws of Seller or First Guaranty Bank as of the date of this Agreement and arising out of matters existing or occurring on or prior to the Closing Date shall survive this Agreement and consummation of the Merger.  The rights to exculpation, indemnification and advancement of expenses granted herein are contractual rights and shall survive this Agreement and consummation of the Merger.  Notwithstanding the forgoing, the rights to indemnification granted herein shall be valid only to the extent that they are consistent with applicable laws and regulations, including, but not limited to 12 U.S.C. §1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies.

(c)  Any person wishing to claim indemnification under this Section, upon learning of any claim, shall promptly notify First Guaranty thereof.  First Guaranty shall have the right to assume the defense thereof and, if it does so, shall not be liable for any expenses subsequently incurred by such person in connection with the defense thereof, except that if First Guaranty does not assume such defense, or counsel for the person advises in writing that there are material substantive issues that raise conflicts of interest between First Guaranty and the person, the person may retain counsel satisfactory to him, and First Guaranty shall pay all reasonable fees and expenses of such counsel, provided, that (i) First Guaranty shall be obligated to pay for only one counsel for all indemnified persons whose interests are aligned in any jurisdiction named in any one claim arising from the same set of operative facts, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and (iii) First Guaranty shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld.

(d)  The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, persons entitled to indemnification hereunder or his or her heirs and personal representatives.

4.14  Employee Matters.

(a)  First Guaranty agrees that immediately following the Effective Time, employees of Seller or First Community Bank who become employees of First Guaranty or any of its Subsidiaries(the “Continuing Employees”) will be provided with benefits under employee benefit plans of First Guaranty or any of its Subsidiaries (other than stock options or other plans involving the issuance of securities of First Guaranty) which in the aggregate are substantially comparable to those currently provided by First Guaranty to its similarly situated employees, as in effect from time to time.  First Guaranty will cause each of its or its subs’ employee benefit plans in which Continuing Employees as of the Effective Time are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Seller or First Community Bank as if such service were with First Guaranty or any sub of First Guaranty, to the same extent that such service was credited under a comparable plan of Seller or First Community Bank.  In addition, First Guaranty agrees to amend its 401(k) plan to the extent necessary to enable each Continuing Employee who meets the applicable age and service requirements as of the Effective Time (after taking into account the service credits in the immediately preceding sentence) to participate in the 401(k) plan of First Guaranty upon the Effective Time, as of the first payroll period  after such Continuing Employee ceases to contribute to the SIMPLE plan.

(b)  If a Continuing Employee becomes eligible to participate in a health, hospitalization or disability plan of First Guaranty or any of its subs, First Guaranty shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of First Guaranty or any of its Subsidiaries and were covered under the applicable medical, health, dental or disability plans of Seller or First Community Bank, unless such employee had not yet satisfied any similar limitation or requirement under an analogous employee plan of Seller or First Community Bank prior to the Effective Date, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employee and his covered dependents during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability required which would otherwise be applicable to such employee on or after the Effective Date, unless such employee had not yet satisfied any similar limitation or requirement under an analogous employee plan of Seller or First Community Bank prior to the Effective Date.

(c)  With respect to each employee of Seller or First Community Bank whose employment is terminated by First Guaranty within six months following the Effective Date of the Merger without cause, such employee shall be paid a severance payment equal to two weeks of the employee’s then current base salary for each full year of employment by Seller or First Community Bank, not to exceed a maximum of eight (8) weeks.  This provision shall not apply to Carl R. Schneider.

4.15  Designated Director.  First Guaranty shall take all actions necessary to cause  Carl R. Schneider to be elected or appointed to First Guaranty Bank’s board of directors effective upon consummation of the Bank Merger.

4.16  Joinder by First Guaranty Acquisition Corporation; First Community Bank.  First Guaranty shall cause the Interim Corporation to enter into the Merger Agreement attached as Exhibit A to this Agreement and to perform its obligations thereunder.  On or prior to the Closing Date, subject to consummation of the Merger, Seller shall cause First Community Bank to enter into the Bank Merger Agreement attached as Exhibit D.

4.17  Employment and Non-Competition Agreements.  Concurrently with the execution of this Agreement, First Guaranty Bank has entered into Employment Agreements and Confidentiality and Non-Competition Agreements with Reggie Harper and Cordell White.

ARTICLE 5

CONDITIONS OF CLOSING

5.1  Conditions of All Parties.  The parties’ obligations to effect the Merger are subject to the following conditions:

(a)  Approvals.  (i) Seller’s shareholders shall have duly approved this Agreement and (ii) all statutory requirements for the Mergers shall have been fulfilled, including the passage of any waiting period, and all appropriate governmental authorizations, including the authorizations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Louisiana Office of Financial Institutions.

(b)  No Restraining Action.  No proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the Mergers or to obtain damages or other relief in connection with the execution of this Agreement or the Mergers; and no governmental body shall have given notice to any party that the Mergers would violate any law or that it intends to begin proceedings to restrain consummation of the Mergers.

(c)  Representations, Warranties and Covenants.  Each of the other party’s representations and warranties set forth in this Agreement shall have been accurate on the date hereof, shall have remained accurate from and after such date and shall be accurate on the Closing Date, with the same effect as though made at such date, except for such as have not resulted in or would not be reasonably likely to result in a Material Adverse Effect with respect to such party, and except to the extent that the representation or warranty is as of a specific date and except to the extent of changes permitted by the terms hereof, and the other party shall have performed in all material respects all obligations required to be performed by it at or before the Closing.  In addition, each party shall have delivered to the other a certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer that, except as specified therein, they do not know, and have no reasonable grounds to know, of any material inaccuracy or breach of any representation, warranty or covenant made by it herein.  The representations and warranties shall not, however, survive the Closing Date and no party or any of its directors, officers or employees shall retain any liability except for fraud or false or misleading statements made intentionally, knowingly, or recklessly in connection with such representations and warranties.

5.2  Additional Conditions of First Guaranty.  First Guaranty’s obligation to effect the Merger is also subject to the following additional conditions:

(a)  No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect from the date of the Latest Balance Sheet to the Closing Date with respect to the Seller.

(b)  Certain Representations, Warranties and Covenants.  Notwithstanding Section 5.1(c), Seller’s representations and warranties in Sections 3.2(a) and 3.4  must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

(c)  Opinion of Counsel.  First Guaranty shall have received from Hunton & Williams LLP, counsel for Seller, an opinion, dated the Closing Date, to the effect set forth in Exhibit E.

(d)  Commitment Letters.  The Commitment Letters shall be in full force and effect.

(e)  Trust Preferred Securities.  The Merger will not result in any prepayment or repurchase requirement of or penalties or increase in principal on, Seller’s Trust Preferred Securities.

(f)  Consents.  All consents of third parties necessary for the transfer to First Guaranty or First Guaranty Bank of the Material Contracts as a result of the Merger or the Bank Merger shall have been obtained.

(g)  SERP.  First Guaranty shall have caused First Guaranty Bank to assume the SERP, effective as of the time of Closing, to purchase an annuity reasonably calculated to fund benefits payable under the SERP (which may be amended, at the option  of the executive, to fund benefits over eight years rather than 12 years) and to place the annuity into a  Rabbi Trust for that purpose or shall make other arrangements as the parties may approve.

5.3  Additional Conditions of Seller.  Seller’s obligation to effect the Mergers is also subject to the following additional conditions:

(a)  Opinion of First Guaranty’s Counsel.  It shall have received an opinion from Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., counsel for First Guaranty, dated the Closing Date, to the effect set forth in Exhibit F.

(b)  Fairness Opinion.  It shall have received a fairness opinion from National Capital Corporation, dated no later than the date of the Proxy Statement, and Seller agrees to use its good faith efforts to obtain such opinion.

(c)  No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to First Guaranty.

(d)  Assumption of Trust Preferred Securities.  First Guaranty shall have assumed all of Seller’s obligations under the Indenture and otherwise with respect to the Trust Preferred Securities and First Guaranty shall deliver a supplemental indenture contemplated by Section 11.1 of the Indenture and the Opinion of Counsel contemplated by Section 11.3 of the Indenture.

5.4  Waiver of Conditions.  Any condition to a party’s obligations hereunder may be waived by it, other than those in Sections 5.1(a) and (b).

ARTICLE 6

TERMINATION

6.1  Termination.  This Agreement may be terminated at any time before the Effective Time:

(a)  Mutual Consent.  By the mutual consent of the parties.

(b)  Material Adverse Effect.  By either party in the event of a breach by the other party of any representation, warranty or covenant herein, which in either case (i) cannot be cured by the earlier of (A) ten (10) days after written notice of such breach is delivered to the breaching party, (B) the Effective Time or (C) the date set forth in subparagraph (c)(i) below, and (ii) would result in a Material Adverse Effect with respect to the breaching party.

(c)  Abandonment.  By either party if (i) all conditions to Closing in ARTICLE 5 have not been met (other than through the failure to comply fully with its obligations under this Agreement on the part of any party seeking to terminate this Agreement) or waived on or before March 31, 2008, or (ii) any such condition cannot be met by such date and has not been waived by the party in whose favor it runs, or (iii) the Merger has not occurred by such date.

(d)  Board Recommendation.  By First Guaranty if Seller’s Board shall or shall have resolved, after First Guaranty has elected not to exercise its RFR, if applicable, provided for in Section 4.10(e), to (i) withdraw, modify or change its recommendation to its shareholders of this Agreement or the Interim Merger, (ii) recommend to its shareholders (A) any merger, consolidation, share exchange, or other similar transaction (other than the Merger), (B) any sale, lease, or other disposition of all or substantially all of its assets, or (C) any acquisition, by any person or group, of the beneficial ownership of a majority or more of any class of its capital stock; or (iii) announce a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

(e)  Approvals.  By either party if (i) this Agreement is disapproved by the shareholders of Seller, or (ii) any agency whose approval is required for the Merger or the Bank Merger denies any application for such approval or notifies such party that it intends to impose conditions to its approval that (x) could reasonably be expected to have a Material Adverse Effect on the Seller, the Buyer or any of their respective affiliates, (y) could reasonably be expected to materially adversely affect the benefits expected to be realized from the consummation of the Mergers and (y) in either case,  are not reasonably acceptable to such party.

6.2  Effect of Termination; Survival.  Except as provided in Section 6.3, upon its termination pursuant to this Article 6, this Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement, or its termination, on the part of any party or its directors, officers, employees, agents or shareholders except for (i) any liability of a party arising out of an intentional breach of any representation, warranty or covenant herein prior to the termination date unless such breach was required by law or by a bank or bank holding company regulatory authority or (ii) any covenant that survives pursuant to the following sentence.  The following provisions shall survive any termination of this Agreement and the Effective Time:  the last two sentences of Section 4.4; Section 4.13; Section 4.14; Section 4.15, Section 6.2; Section 6.3 and Article 7.

6.3  Termination Fee.  If this Agreement terminates and

(a)  before the date of termination, (i) Seller or First Community Bank or any director, officer, employee, agent or representative of Seller or First Community Bank shall have solicited or encouraged any inquiry, offer or proposal from a third party to engage in a Transaction (as defined in Section 6.1(d)) or (ii) initiated discussions or negotiations with a third party with respect to a Transaction or (iii) received an inquiry or unsolicited proposal from a third party to engage in a Transaction; and

(b)           within 12 months after this Agreement terminates, the Seller Board enters into a definitive agreement with respect to, or submits to its shareholders for a vote, or recommends a Transaction with such third party, then, upon the consummation of such Transaction, Seller shall pay First Guaranty the sum of $750,000; provided, however, that no payment under this Section 6.3 shall be due if (i) First Guaranty wrongfully terminated this Agreement or (ii) if, at the time this Agreement is terminated, Seller is entitled to terminate or to refuse to consummate the Mergers pursuant to Sections 6.1(b), 6.1(c) or 6.1(e).

This Section 6.3 shall survive any termination of this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1  Notices.  Any notice, communication, waiver or consent (“Notice”) required or permitted to be given in connection herewith must be in writing and may be given to the person to be notified by (i) depositing it in the U. S. mail, postage prepaid and registered or certified with return receipt requested, (ii) delivering it to such person, or (iii) sending it by a national commercial courier service for same- or next-day delivery, provided such delivery is confirmed in writing by the courier.  Notice is effective, if by mail, 48 hours after deposit, and if in person or by commercial courier, upon delivery.  A party delivering Notice shall try to obtain a receipt.  For purposes of Notice, the addresses of the parties shall, until changed by Notice, be as follows:

If to First Guaranty: 400 East Thomas Street Hammond, LA 70401 Attn: Michael R. Sharp	With copies to: Robert M. Walmsley, Jr. Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. 201 St. Charles Avenue, 46th Fl. New Orleans, LA 70170-4600
If to Seller: First Community Holding Company 600 Southwest Railroad Avenue Hammond, LA 70403 Attn: Richard R. Blouin, Chairman	With copies to: Zonnie Breckinridge Hunton & Williams LLP 111 Congress Avenue, Suite 1800 Austin, TX 78701

7.2  Waivers; Consents.  Failure by a party to enforce any right hereunder is not a waiver of such right unless it is an express written waiver executed by its chief executive officer or a person designated in writing by its chief executive officer.  Waiver of any one right is not a waiver of any other right or of any continuation of the violation waived, and a consent to an action or inaction is not a consent to any other action or inaction, including an action or inaction that was the same as the action or inaction to which consent was given.

7.3  Further Assurances.  At any time and from time to time after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby.  In the event that, at any time after the Closing, any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

7.4  Expenses.  Regardless whether the Merger is consummated, all expenses incurred in connection herewith will be borne by the party incurring them.

7.5  Headings.  The headings herein are included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

7.6  Exhibits and Confidential Exceptions Schedule.  The exhibits and Confidential Exceptions Schedule to this Agreement are incorporated herein by this reference and expressly made a part hereof.  The Confidential Exceptions Schedule identifies, among other things, items the disclosure of which is necessary or appropriate in the judgment of Seller, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of Seller contained in this Agreement.  Any information set forth in any one section of the Confidential Exceptions Schedule shall be deemed to apply to each other applicable section or subsection thereof if its relevance to the information called for in such other section or subsection is reasonably apparent from the disclosures made in any of the Confidential Exceptions Schedule or a specific cross reference to a disclosure on another schedule is made.  Notwithstanding any provision in this Agreement to the contrary, the mere inclusion of an item in such section or subsection of the Confidential Exceptions Schedule as an exception to a representation, warranty or covenant shall not be deemed as an admission of liability or to mean that any such information is required to be disclosed by this Agreement, or, other than as expressly provided, to mean that such information is material.  Such information shall not be used as a basis for interpreting the term “material”, “materiality”, “materially” or Material Adverse Effect, or similar qualification in this Agreement.

7.7  Integrated Agreement.  This Agreement, the exhibits and schedules hereto and all other papers delivered in accordance herewith constitute the entire agreement of the parties with respect to the subject matter hereof, all prior agreements being superseded hereby.

7.8  Choice of Law.  This Agreement’s validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State.

7.9  Parties in Interest.  This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that neither party may transfer or assign it without the other party’s prior consent, including any transfer or assignment by operation of law.  Nothing herein shall be construed to give anyone other than the parties any rights, except as expressly provided for herein.

7.10  Amendment; Waivers.  This Agreement or any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, except that the consideration to shareholders of Seller shall not be amended after approval of this Agreement and the Interim Merger by Seller’s shareholders or (ii) by the parties’ chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Mergers; provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement.  The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver or any other or subsequent breach or noncompliance hereunder.

7.11  Counterparts.  This Agreement may be executed in one or more counterparts, which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date on the first page hereof.

FIRST GUARANTY BANCSHARES, INC.		FIRST COMMUNITY HOLDING COMPANY

By:	/s/ Michael R. Sharp	By:	/s/ Richard R. Blouin
	Michael R. Sharp, President		Richard R. Blouin, Chairman

EXHIBIT A

AGREEMENT OF MERGER
OF
FIRST GUARANTY ACQUISITION CORPORATION
INTO
FIRST COMMUNITY HOLDING COMPANY

THIS AGREEMENT OF MERGER (“Agreement”) is made as of _______________, 200_, between First Guaranty Acquisition Corporation (“Interim Corporation”) and First Community Holding Company (“Seller”) in connection with the Agreement and Plan of Merger, dated as of November 2, 2007 (the “Plan”), between First Guaranty Bancshares, Inc. and Seller.  Capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

ARTICLE 1
TERMS OF MERGER

1.1  Merger.  Subject to the terms and conditions hereof, at the Effective Time (defined herein), Interim Corporation shall be merged into Seller (the “Merger”) in accordance with, and with the effect provided in, the Louisiana Business Corporation Law (“LBCL”).

1.2  Assumption of Rights and Liabilities.  At the Effective Time and thereafter, all the rights and property, real, personal, and mixed, of Interim Corporation, shall be deemed to be transferred to and vested in Seller without further act or deed; and the title to any real estate, or any interest therein, vested in Interim Corporation shall not revert or be in any way impaired by reason of the Merger.  All liabilities and obligations of Interim Corporation of every kind and description shall be assumed by Seller, and the Seller shall be bound thereby in the same manner and to the same extent that Interim Corporation was so bound at the Effective Time.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1  Conversion of Seller’s Shares Into Cash. At the Effective Time, except for shares as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited under the LBCL (“Dissenter’s Shares”), each outstanding share of common stock, par value $1.50 a share, of Seller (“Seller Stock”) will be converted into the right to receive cash payment in the amount of $34.06 a share and each outstanding option to purchase one share or more shares of Seller Stock shall be converted into the right to receive cash payment in the amount of $26.06 per option share, without interest.

2.2  Exchange of Interim Corporation’s Shares for Seller Stock .  At the Effective Time, each outstanding share of common stock, no par value, of Interim Corporation shall be exchanged for and converted into one share of Seller Stock.

ARTICLE 3
EFFECTIVENESS

Consummation of the Merger is conditioned upon the approval of the Plan and this Agreement by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the other conditions set forth in the Plan.  The Merger shall become effective on the date and at the time this Agreement is filed with the Secretary of State of Louisiana (the “Effective Time”).  This Agreement may be terminated at any time before the Effective Time (i) if the Merger fails to occur due to a termination of the Plan by either party as provided in the Plan, or (ii) by mutual consent of Interim Corporation and Seller.

ARTICLE 4
MISCELLANEOUS

4.1  Amendment.  This Agreement or any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, except that the consideration to shareholders of Seller shall not be amended after approval of the Merger Agreement by Seller’s shareholders or (ii) by the parties’ chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Merger provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement.  The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver or any other or subsequent breach or noncompliance hereunder.

4.2  Counterparts.                                This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

4.3  Governing Law. This Agreement’s validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State.

BY BOARD OF DIRECTORS OF FIRST COMMUNITY HOLDING COMPANY

Richard Blouin	Richard Muller

Reggie Harper	Wesley Ridgedell

Carl Schneider	Roy Sembera

Janice K. Howes	Duane Shafer

Victor Lefeve	Frank Spalitta

Sandy Miller

BY THE BOARD OF DIRECTORS OF FIRST GUARANTY ACQUISITION CORPORATION

Marshall T. Reynolds

William K. Hood

Alton B. Lewis, Jr.

CERTIFICATE OF SECRETARY
OF FIRST GUARANTY ACQUISITION CORPORATION

I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and stockholders of First Guaranty Acquisition Corporation

Certificate dated ____________, 200__.

___________________________________
, Secretary

CERTIFICATE OF SECRETARY
OF FIRST COMMUNITY HOLDING COMPANY

I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and stockholders of First Community Holding Company

Certificate dated ____________, 200__.
___________________________________
, Secretary

EXECUTION BY CORPORATIONS

Considering the approval of this Agreement, as certified above, this Agreement is executed by such corporations, acting through their respective Presidents, this ____day of __________________, 200__.

FIRST GUARANTY ACQUISITION CORPORATION		FIRST COMMUNITY HOLDING COMPANY

By:		By:
	Michael R. Sharp, President		Richard Muller, President

ACKNOWLEDGMENT AS TO
FIRST GUARANTY ACQUISITION CORPORATION

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned authority, personally came and appeared Michael R. Sharp, who, being duly sworn, declared and acknowledged before me and the undersigned witnesses that he is the President of First Guaranty Acquisition Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

_________________________________
Michael R. Sharp, President

Witnesses:

_________________________________
Name:

_________________________________
Name:

Sworn to and subscribed before me this ____
day of __________, 200_.

_________________________________
Notary Public

ACKNOWLEDGMENT AS TO
FIRST COMMUNITY HOLDING COMPANY

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned authority, personally came and appeared Richard Muller, who, being duly sworn, declared and acknowledged before me and the undersigned witnesses that he is the President of First Community Holding Company and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

______________________________
Richard Muller, President

Witnesses:

_________________________________
Name:

_________________________________
Name:

Sworn to and subscribed before me this ____
day of __________, 200_.

_________________________________
Notary Public

EXHIBIT B

PAYING AGENCY AGREEMENT

This Paying Agency Agreement (this “Agreement”) dated __________________ is made by First Guaranty Bancshares, Inc. (“First Guaranty”) and Hancock Bank (the “Paying Agent”) with reference to the following facts and objectives.

RECITALS

A.           First Guaranty and First Community Holding Company (“First Community”) have entered into an Agreement and Plan of Reorganization dated as of November 2, 2007 (the “Plan”) which provides for First Guaranty’s acquisition of First Community by means of a merger of First Guaranty Acquisition Corporation, a Louisiana corporation that is a wholly-owned subsidiary of First Guaranty, organized for the sole purpose of facilitating the proposed acquisition, with and into First Community (the “Merger”) pursuant to a merger agreement (the “Interim Merger Agreement”) dated the date of this Agreement.  As a result of the Merger, the issued and outstanding shares of common stock, par value $1.25 per share of First Community (the “Common Stock”), and the outstanding options to purchase shares of the Common Stock of First Community at an option price of $8 a share (“Options”), will be converted into the right to receive cash in the amount of $34.06 per share of Common Stock and $26.06 per Option, and First Guaranty will be the sole shareholder of First Community, as provided in the Plan.

           B.           Under Section 2.3 of the Plan, First Guaranty is obligated at the Closing to deposit with the Paying Agent the amount of the aggregate Merger Consideration, $____________, and, from time to time, to instruct the Paying Agent to disburse funds in accordance with the instructions of First Guaranty to be given promptly upon First Guaranty’s receipt of the deliveries contemplated to be made to it by holders of Common Stock or Options (“Former Shareholders”) under Section 2.3 of the Plan.

C.           First Guaranty has requested, and the Paying Agent has agreed, that the Paying Agent shall hold the funds representing the aggregate Merger Consideration (the “Funds”) for disbursement to the Former Shareholders, and the Paying Agent has established an internal trust account in the name of First Guaranty Merger Account (the "Trust Account").

D.           A list of the names, addresses and holdings of the Former Shareholders immediately before the Merger, as shown in its stock transfer book, certified by its secretary, is attached hereto as Exhibit A.

E.           On or before the date of this Agreement, First Guaranty has mailed to the Former Shareholders notification of the consummation of the Merger and letters of transmittal for execution and return to First Guaranty to receive their respective shares of the Merger Consideration.
The parties accordingly agree as follows:

AGREEMENT

1.           Acknowledgment of Receipt of Funds.  The Paying Agent acknowledges receipt of $_____________ from or for the account of First Guaranty and agrees to hold, invest, and disburse such funds only in accordance with the terms of this Agreement in the Trust Account for the benefit of the Former Shareholders.  The Paying Agent is authorized to commingle the aggregate Merger Consideration with its own funds, provided it keeps accurate records of the disposition thereof, and agrees to promptly distribute the aggregate Merger Consideration to the Former Shareholders in accordance with the Interim Merger Agreement and this Agreement.

2.           Investment of Funds. Unless otherwise directed in writing by First Guaranty, the Paying Agent shall deposit or invest all of the Funds for the benefit of First Guaranty in (i) certificates of deposit or other instruments of Hancock Bank or (ii) in one or more mutual funds, money market funds or common trust funds selected by the Paying Agent.  Without the prior written consent of First Guaranty, these mutual funds may only include funds which invest only in U.S. Treasury securities, including bills, notes, and bonds, that are guaranteed as to principal and interest by the full faith and credit of  the U.S. government, Treasury (AAA) funds which invest in U.S. Treasury bills, notes, bonds, and repurchase agreements backed by these securities, and Government funds which invest in obligations issued or guaranteed as to principal and interest by the U.S. government, such as Treasury bills, bonds, and notes, and in instruments issued by the U.S. government instrumentalities or agencies, such as the Federal Home Loan Banks, the Government National Mortgage Association, the Federal Farm Credit Banks, and the Federal National Mortgage Association.

3.           Disbursement of Funds.   Within three days of its receipt by facsimile transmission, e-mail or hand delivery from First Guaranty of a Disbursement Instruction substantially in the form attached as Exhibit B signed on behalf of an authorized representative of First Guaranty, the Paying Agent shall place its check in the US mail made payable to the payee, drawn in an amount and addressed to the address so indicated in the Disbursement Instruction. Michael R. Sharp, Vanessa Drew, Michele E. LoBianco and any other person designated in writing by either of them are authorized representatives of First Guaranty for purposes of singing and delivering Disbursement Instructions on behalf of First Guaranty.

3.           Unclaimed Funds.  Six months after the date of this Agreement, the Paying Agent shall repay to First Guaranty as the surviving corporation any portion of the Funds held in the Trust Account (together with the proceeds of any investment thereof) that remains unclaimed by Former Shareholders.  Such Former Shareholders shall thereafter look only to the First Guaranty for payment of the consideration provided in this section.

4.           Escheat.  The Paying Agent shall not be liable to any Former Shareholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      5.           Rights of Paying Agent.

(a)           The Paying Agent may rely on any Disbursement Instruction reasonably believed by it to be genuine and to have been signed or presented by First Guaranty.  The Paying Agent need not investigate any fact or matter stated in the Disbursement Instruction and is entitled to rely on the completeness and accuracy of the Disbursement Instruction and to make payment hereunder in accordance with the Disbursement Instruction.

(c)           The Paying Agent has no liability for any action he takes or omits to take (i) in the good faith belief that act or omission is within the scope of his authority under this agreement and (ii) that was not grossly negligent.

6.           Paying Agent Expenses.  First Guaranty agrees to pay or reimburse the Paying Agent for postage and other necessary and reasonable out-of-pocket expenses incurred in performing the obligations of the Paying Agent under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WITNESSES:                                                                                          FIRST GUARANTY BANCSHARES, INC.

__________________________                                                                                     By:__________________________________
                      Name:____________________________
__________________________                                                                                         Title: __________________________

                 HANCOCK BANK

__________________________                                                                                     By: _________________________________
                      Name:____________________________
__________________________                                                                                         Title: __________________________

EXHIBIT A
To
PAYING AGENCY AGREEMENT

[LIST OF FORMER SHAREHOLDERS ATTACHED]

EXHIBIT B
TO
PAYING AGENCY AGREEMENT

DISBURSEMENT INSTRUCTION

In accordance with the terms of that certain Paying Agency Agreement dated _________, 20__ by and between First Guaranty Bancshares, Inc. (“First Guaranty”) and Hancock Bank of Louisiana (“Paying Agent”), First Guaranty hereby instructs the Paying Agent to disburse the amounts set forth below to the Former Shareholders (as defined in the Paying Agent Agreement) set forth below:

Former Shareholder	Address	Disbursement Amount

First Guaranty Bancshares, Inc.

By:   __________________________________

Its:    __________________________________

Date: __________________________________

EXHIBIT C
SHAREHOLDER COMMITMENT

This Shareholder’s Commitment (“Agreement”) is entered into as of ___________, 2007, between Richard R. Blouin, Reggie R. Harper, Carl R. Schneider, Janice K. Howes, Victor J. Lefeve, Sr., Sandra S. Miller, Richard L. Muller, James L. Nelson, M.D., Thomas Wesley Ridgedell, Roy T. Sembera, Duane Shafer, Frank J. Spalitta, (collectively, the “Shareholder Group”), on the one hand, and First Guaranty Bancshares, Inc. (“First Guaranty”) on the other.

First Guaranty and First Community Holding Company (“First Community Holding”) propose to enter into an Agreement and Plan of Merger (the “Plan”), which provides for the acquisition of First Community Holding through the merger of a subsidiary of First Guaranty (the “Merger”). The Shareholder Group is comprised of individuals who are holders of shares of First Community Holding’s common stock, par value $1.25 per share (the “Shares”) and/or options to purchase 12,500 shares at a price of $8.00 per share (the “Options”).  In order to induce First Guaranty to enter into the Plan, the Shareholder Group is entering into this Agreement with First Guaranty.

1.           No Transfer of Shares or Exercise of Options. Without First Guaranty’s prior consent, none of the Shareholder Group will transfer any Shares except transfers pursuant to the Plan.  Without limiting the generality of the foregoing, none of the Shareholder Group will grant any option or right to acquire any of the Shares or Options or any interest therein.

2.           Voting Commitment. Each of the Shareholder Group will vote (or cause to be voted) all of the Shares over which he or she has voting authority (i) for the Plan, (ii) against any share exchange, merger (other than the Merger), consolidation, sale of substantial assets, recapitalization or liquidation of or by First Community Holding and (iii) against any amendment of First Community Holding’s Articles of Incorporation or Bylaws or other proposal involving First Community Holding or any of its subsidiaries, which would in any manner impede or prevent the Merger.

3.           Agreement as to Cancellation of Options.  Each of the Shareholder Group who is a holder of Options agrees that as of the Effective Time of the Merger, as defined in the Plan, each outstanding Option shall be cancelled without further act or instrument on the part of the holders but solely by virtue of the effectiveness of the Merger and the holder shall be entitled to receive in exchange for the cancellation of such Options, an amount in cash equal to the excess, if any, of (x) the Merger Consideration per share over (y) the per share exercise price of Option, multiplied by the number of Shares subject to the holder’s Option as of the Effective Time.  Any such payment shall be subject to all applicable federal, state and local tax withholding requirements and shall be paid without interest.

4.           Non-Compete Covenant. For a period of two years after the effective time of the Merger, none of the Shareholder Group will, without First Guaranty’s prior written consent, carry on or engage in, as a consultant to or a management official of, or be or become a major shareholder of, any business that carries on or engages in a business similar to the business conducted by First Community Holding or First Guaranty as First Community Holding’s successor, or solicit customers of the business of First Guaranty,  First Guaranty Bank, First Community Holding, or First Community Bank, in each such case within the Louisiana Parishes of Tangipahoa, St. Tammany, Livingston, Vermillion, Jefferson Davis, Claiborne, Caddo, Lincoln and Bossier, so long as First Guaranty or any of its subsidiaries conducts a like business therein, except for (i) management official positions with First Guaranty or any of its subsidiaries or those held as of the date hereof, (ii) securities holdings on the date hereof, or (iii) advisory relationships with a financial institution had as of, and may have after, the date hereof, solely as legal counsel, accountant, investment advisor or broker/dealer.  This Section 4 shall not apply to (i) Reggie R. Harper, who is a party to a separate Confidentiality and Non-Competition Agreement with First Guaranty Bank, (ii) Richard Blouin with respect to loans made by his current employer, the Louisiana Rural Health Services Corporation, or (iii) Richard Muller with respect to activities conducted by any financial institution domiciled in St. Tammany Parish with which he may be employed or associated or of which he may serve as a director or consultant.

As used in this Section 4:

(1)           “Management official” means a person whose position confers the authority to participate, directly or indirectly, in policy-making functions of the financial institution, whether as an organizer, officer, director, advisory director or otherwise.

(2)           “Financial institution” includes any entity commonly referred to as such or which controls a financial institution or that after the date hereof applies to an appropriate regulatory authority to organize as a financial institution.

(3)           “Major shareholder” means the beneficial ownership of 2% or more of any class of voting securities or of the total equity interest in a financial institution.

(4)           “Business similar to the business conducted” means the taking of deposits and other receipt of funds from customers, the making of loans and other extensions of credit, maintaining checking accounts for customers, providing investment vehicles such as certificates of deposit to customers and providing trust services.

5.           Specific Performance.  Each of the Shareholder Group acknowledges and agrees that First Guaranty could not be made whole by monetary damages if either or both of them breach this Agreement.  It is accordingly agreed and understood that First Guaranty in addition to any other remedy which it may have hereunder, at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce it.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

Richard R. Blouin	Richard L. Muller

Carl R. Schneider	James L. Nelson, M.D.

Janice K. Howes	Thomas Wesley Ridgedell

Victor J. Lefeve, Sr.	Roy T. Sembera

Sandra S. Miller	Duane Shafer

Frank J. Spalitta

EXHIBIT D

AGREEMENT OF MERGER
OF
FIRST COMMUNITY BANK
INTO FIRST GUARANTY BANK

This Agreement of Merger (“Agreement”) is dated as of ______________, 2007  between First Guaranty Bank (“First Guaranty”) and First Community Bank (“First Community”).  It is being entered into pursuant to an Agreement and Plan of Reorganization dated as of November 2, 2007, between First Guaranty Bancshares, Inc. and First Community Holding Company (the “Plan”).  Capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

ARTICLE 5

THE MERGER

Subject to the terms and conditions hereof, at the Effective Time (defined herein), First Community shall be merged into First Guaranty (the “Merger”) in accordance with, and with the effect provided in, the Louisiana Banking Law (“LBL”).

ARTICLE 6

EFFECTIVENESS OF THE MERGER

6.1  Effective Time of the Merger.  The Merger shall become effective, after consummation of the merger of First Community Holding Company into First Guaranty Bancshares, Inc., at the time (the “Effective Time”) at which this Agreement, having been approved, executed and acknowledged in the manner required by law, is filed in the office of the Commissioner of Financial Institutions of Louisiana (“Commissioner”).

6.2  Effect of the Merger.  At the Effective Time, the Merger shall have all the effects provided by the LBL.

ARTICLE 7

METHOD OF CARRYING MERGER INTO EFFECT

This Agreement shall be submitted to appropriate regulatory authorities for approval and to the shareholders of First Community and First Guaranty for their approval, after which the fact of such  shareholder approval shall be certified hereon by the Secretaries of First Community and First Guaranty, then the Agreement shall be signed and acknowledged by the President of each of the merging banks and as soon as practicable thereafter, this Agreement shall be delivered to the Commissioner for filing and shall be effective at the Effective Time.  Thereafter, a certified copy of the Certificate of Merger issued by the Commissioner of Financial Institutions, together with a certified copy of this Agreement, shall be filed for record in the Office of the Recorder of Mortgages in Tangipahoa parish and in the Office of the Recorder of Conveyances of each parish in which First Community has immovable property.

ARTICLE 8

MANNER OF CONVERTING SHARES

At the Effective Time, except for shares as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited under the LBL (“Dissenter’s Shares”), each outstanding share of common stock of First Community (“First Community Stock”) shall be cancelled and shall no longer be outstanding.  Each share of First Guaranty stock shall not be converted or cancelled, but shall continue as outstanding.

ARTICLE 9

MISCELLANEOUS

9.1  Amendment.  This Agreement or any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, or (ii) by the parties’ chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Merger provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement.  The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver or any other or subsequent breach or noncompliance hereunder.

9.2  Termination.  This Agreement shall automatically terminate if, at any time before the Effective Time, (i) the merger of First Guaranty Acquisition Corporation into First Community Holding Company fails to occur due to a termination of the Plan by either party as provided in the Plan, or (ii) First Guaranty and First Community mutually agree to terminate this Agreement.

9.3  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.4  Governing Law.  This Agreement’s validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State.

IN WITNESS WHEREOF, this Agreement has been executed by a majority of the respective Directors of each of the merging banks, as of the day and year first above written.

BY THE BOARD OF DIRECTORS OF FIRST COMMUNITY BANK

Richard Blouin	Richard Muller

Reggie Harper	Wesley Ridgedell

Carl Schneider	Roy Sembera

Janice K. Howes	Duane Shafer

Victor Lefeve	Frank Spalitta

Sandy Miller

BY THE BOARD OF DIRECTORS OF FIRST GUARANTY BANK

Mary A. Allen	Daniel F. Packer

F. Fanancy Anzalone, M.D.	Marshall T. Reynolds

Anthony J. Berner, Jr.	Nicholas A. Saladino

Collins Bonicard	Sam P. Scelfo, Jr.

Charles Brister	Michael R. Sharp

Andrew Gasaway, Jr.	Robert H. Gabriel

Daniel P. Harrington	Dennis E. James

William K. Hood	Edgar R. Smith, III

Edwin L. Hoover, Jr.	F. Jay Taylor

Alton B. Lewis, Jr.	Loy F. Weaver

Morgan S. Nalty

CERTIFICATE OF SECRETARY
OF FIRST GUARANTY BANK

I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and by the sole stockholder of First Guaranty Bank.

Certificate dated __________________, 2007.

___________________________________
Collins Bonicard, Secretary

CERTIFICATE OF SECRETARY
OF FIRST COMMUNITY HOLDING COMPANY

I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and the sole stockholder of First Community Bank.

Certificate dated _________________, 2007.
___________________________________
Carl Schneider, Secretary

EXECUTION BY CORPORATIONS

Considering the approval of this Agreement, as certified above, this Agreement is executed by such banks, acting through their respective Presidents, this ____day of _______________, 2007.

FIRST GUARANTY BANK                                                                                      FIRST COMMUNITY BANK

By:  ___________________________________                    By:   ___________________________________
         Michael R. Sharp, President                                                                                                   Reggie Harper,  President

ACKNOWLEDGMENT AS TO
FIRST GUARANTY BANK

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned authority, personally came and appeared Michael R. Sharp, who, being duly sworn, declared and acknowledged before me and the undersigned witnesses that he is the President of First Guaranty Bank and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

_________________________________
Michael R. Sharp, President

Witnesses:

_________________________________
Name:

_________________________________
Name:

Sworn to and subscribed before me this ____
day of __________, 200_.

_________________________________
Notary Public

ACKNOWLEDGMENT AS TO
FIRST COMMUNITY BANK

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned authority, personally came and appeared Reggie Harper, who, being duly sworn, declared and acknowledged before me and the undersigned witnesses that he is the President of First Community Bank and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

______________________________
Reggie Harper, President

Witnesses:

_________________________________
Name:

_________________________________
Name:

Sworn to and subscribed before me this ____
day of __________, 200_.

_________________________________
Notary Public

EXHIBIT E

FORM OF OPINIONS OF SELLER’S COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 5.2(c)

1.           First Community Holding Company is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Louisiana.

2.           First Community Holding Company is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act, as amended (the “BHCA”).  The business conducted by each of the Subsidiaries as a state non-member bank or as a corporation formed to issue trust preferred securities, respectively, are permissible for subsidiaries of a bank holding company.

3.           First Community Holding Company has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted and to enter into and perform its undertakings and obligations under the Agreement and consummate the transactions contemplated thereby.

4.           Each Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or banking power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

5.           The authorized capital stock of First Community Holding Company consists of (i) 2,000,000 shares of common stock, par value $1.25 per share (“First Community Holding Company Common Stock”), 548,325 of which are issued and outstanding, and (ii) 100,000 shares of preferred stock, par value $8 per share (“First Community Holding Company Preferred Stock”), of which no shares are issued and outstanding.  First Community Holding Company has outstanding options to purchase 12,500 shares of its common stock at an exercise price of $8.00 per share.  The outstanding shares of First Community Holding Company Common Stock and all outstanding shares of authorized capital stock of First Community Bank have been duly authorized and are validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 262 of the Louisiana Banking Law) and have not been issued in violation of the preemptive or similar rights of any person.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of First Community Holding Company or First Community Bank, except pursuant to applicable laws and regulations or as set forth in the Indenture, dated March 27, 2006, by and between Wilmington Trust Company and First Community Holding Company and related trust preferred documents (collectively the “Trust Preferred Documents”).  To counsel’s Actual Knowledge, except as set forth above or in the Agreement or in the Confidential Exceptions Schedule to the Agreement, there are no (a) other outstanding equity securities of any kind or character, or (b) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating First Community Holding Company or any Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Community Holding Company or any Subsidiary.  To counsel’s Actual Knowledge, there are no shareholder agreements, voting trusts or similar agreements relating to the First Community Holding Company Common Stock to which First Community Holding Company is a party.

1

6.           All of the issued and outstanding shares of capital stock of each Subsidiary is owned by First Community Holding Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

7.           Each of the Agreement and the Merger Agreement has been duly authorized by all necessary corporate action on the part of First Community Holding Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of First Community Holding Company, enforceable against First Community Holding Company in accordance with its terms, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally or the rights of creditors of federally insured banking corporations and their holding companies and by general principles of equity (whether applied in a proceeding at law of in equity).

8.           The execution and delivery by First Community Holding Company of the Agreement and the Merger Agreement and the performance of its agreements under the Agreement and the Merger Agreement do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or a default under, or give rise to any right of termination under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of First Community Holding Company or any Subsidiary pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument of which counsel has Actual Knowledge, to which First Community Holding Company or any Subsidiary is a party or by which it or any Subsidiary may be bound, or to which any of the property or assets of First Community Holding Company or any Subsidiary is subject (except for such conflicts, breaches, defaults, liens, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect with respect to First Community Holding Company), nor will such action result in any violation of the provisions of the articles of incorporation or bylaws (or analogous governing instruments) of First Community Holding Company or any Subsidiary, or any applicable law, statute, rule or regulation, or to counsel’s Actual Knowledge, any judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over First Community Holding Company or any Subsidiary or any of their respective properties, assets or operations.

9.           To counsel’s Actual Knowledge, there is not pending or threatened any action, suit, proceeding, audit, examination or inquiry, to which First Community Holding Company or any Subsidiary is a party, or to which the property or assets of First Community Holding Company or any Subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, which could reasonably be expected to result in a Material Adverse Effect with respect to First Community Holding Company.

10.           Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental entity or regulatory agency required to be obtained or made by First Community Holding Company to consummate the transactions contemplated by the Agreement has been obtained or made and is in full force and effect.

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11.           To counsel’s Actual Knowledge, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Section 4999 or Section 280G of the Internal Revenue Code of 1986, as amended, as a result of the Merger.

12.           In rendering the opinion, counsel may rely, as to matters of fact (but not as to legal conclusions) on certificates of responsible officers of First Community Holding Company or any Subsidiary thereof and public officials, and counsel may assume that any agreement is a valid and binding obligation of any party to such agreement other than First Community Holding Company.  The opinion shall be governed by, and interpreted in accordance with, the Legal Opinion Accord (“Accord”) of the American Bar Association Section of Business Law (1991), and, as a consequence, references in such opinion to counsel’s “Actual Knowledge” shall be as such term is defined in the Accord.  For purposes of the opinion, no action, suit or proceeding shall be deemed to be pending unless, in each case, a director or executive officer of First Community Holding Company or any of its Subsidiaries or its counsel has received a copy of such action, suit or proceeding.  The opinion may be limited to statutes, regulations and judicial interpretations and to facts as they exist as of the date of such opinion.  In rendering the opinion, counsel may assume no obligation to revise or supplement it should such statutes, regulations and judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise

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EXHIBIT F

FORM OF OPINIONS OF FIRST GUARANTY'S COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 5.3(a)

1.  First Guaranty Bancshares, Inc. (“First Guaranty”) is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Louisiana and is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act, as amended (the "BHCA").

2.  First Guaranty Acquisition Corporation (the “Interim Corporation”) is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Louisiana.

3.  Each of First Guaranty and the Interim Corporation has the requisite corporate power and authority to enter into and perform its undertakings and obligations under the Agreement and Interim Merger Agreement, respectively, and to consummate the transactions contemplated thereby.

4.  The Agreement, the Interim Merger Agreement and the other agreements contemplated thereby to be delivered by First Guaranty or the Interim Corporation at or before the Closing have been duly authorized by all necessary corporate action on the part of First Guaranty and the Interim Corporation and, assuming due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding obligation of First Guaranty and the Interim Corporation, enforceable against First Guaranty and the Interim Corporation in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally or the rights of creditors of state non-member banks federally chartered savings banks and their holding companies and by general principles of equity (whether applied in a proceeding at law of in equity).

5.  The execution, delivery and performance of the Agreement and the Interim Merger Agreement and the consummation of the transactions contemplated thereby and compliance by First Guaranty with its obligations under the Agreement and by the Interim Corporation with its obligations under the Interim Merger Agreement do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or a default under any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to such counsel after due inquiry, to which First Guaranty or the Interim Corporation is a party or by which it or any of them may be bound, nor will such action result in any violation of the provisions of the articles of incorporation or bylaws (or analogous governing instruments) of First Guaranty or the Interim Corporation, or any applicable law, statute, rule, regulation, or to such counsel's Actual Knowledge after due inquiry, any judgment, order, writ or decree, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over First Guaranty or the Interim Corporation or any of their respective properties, assets or operations.

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6.  To counsel's Actual Knowledge after due inquiry, there is not pending or threatened any action, suit, proceeding, inquiry, audit, examination or inquiry, to which First Guaranty or any Subsidiary is a party, or to which the property or assets of First Guaranty or any Subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, which could reasonably be expected to affect the Interim Merger.

7.  Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental entity or regulatory agency in connection with the execution, delivery and performance of the Agreement and the Interim Merger Agreement and the consummation by First Guaranty or the Interim Corporation, as the case may be, of the transactions contemplated thereby the Agreement to be obtained by First Guaranty or the Interim Corporation has been made or obtained and is in full force and effect.

In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions) on certificates of responsible officers of First Guaranty or any Subsidiary thereof and public officials, such counsel may assume that any agreement is a valid and binding obligation of any parties to such agreement other than First Guaranty and the Interim Corporation. Such opinion shall be governed by, and interpreted in accordance with, the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991), and, as a consequence, references in such opinion to such counsel's "Actual Knowledge" shall be as such term is defined in the Accord.  For purposes of such opinion, no action, suit or proceeding shall be deemed to be pending unless, in each case, a director or executive officer of First Guaranty or any of its Subsidiaries or its counsel shall have received a copy of such action, suit or proceeding. Such opinion may be limited to statutes, regulations and judicial interpretations and to facts as they exist as of the date of such opinion. In rendering such opinion, such counsel may assume no obligation to revise or supplement it should such statutes, regulations and judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

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Article	1	MERGER AND CLOSING	1
	1.1	Merger	1
	1.2	The Closing	1
	1.3	Effective Date and Time	2
	1.4	Effects of the Merger	2

Article	2	CONVERSION OF STOCK OF SELLER	2
	2.1	Conversion	2
	2.2	Dissenting Shareholders	2
	2.3	Appointment of Paying Agent; Delivery of Consideration; Exchange of Certificates	2
	2.4	Closing Deliveries	3

Article	3	REPRESENTATIONS AND WARRANTIES	3
	3.1	Mutual Representations and Warranties	3
	3.2	Additional Seller Prepresentations and Warranties	4
	3.2	Material Adverse Effect	11
	3.4	Bank Merger	11
	3.5	Additional First Guaranty Representations and Warranties	11

Article	4	COVENANTS	12
	4.1	Cooperation and Best Efforts	12
	4.2	Proxy Statements	12
	4.3	Press Releases	12
	4.4	Investigations	13
	4.5	Preservation of Business	13
	4.6	Conduct of Business	13
	4.7	Additional Information	15
	4.8	Seller Shareholder Approval	15
	4.9	Commitment Letters	15
	4.1	Prohibited Negotiations	15
	4.11	Further Cooperation	17
	4.12	Regulatory Filings	17
	4.13	Indemnification	17
	4.14	Employee Matters	18
	4.15	Designated Director	19
	4.16	Joinder by First Guaranty Acquisition Corporation; First Community Bank	19
	4.17	Employment Agreements	19

Article	5	CONDITIONS OF CLOSING	19
	5.1	Conditions of All Parties	19
	5.2	Additional Conditions of First Guaranty	20
	5.3	Additional Conditions of Seller	21
	5.4	Waiver of Conditions	21

Article	6	TERMINATION	21
	6.1	Termination	21
	6.2	Effect of Termination; Survival	22
	6.3	Termination Fee	22

Article	7	MISCELLANEOUS	23
	7.1	Notices	23
	7.2	Waivers; Consents	23
	7.3	Further Assurances	23
	7.4	Expenses	24
	7.5	Headings	24
	7.6	Exhibits and Confidential Exceptions Schedule	24
	7.7	Integrated Agreement	24
	7.8	Choice of Law	24
	7.9	Parties in Interest	24
	7.1	Ammendment; Waivers	24
	7.11	Counterparts	25

EXHIBITS
Exhibit A	Interim Merger Agreement
Exhibit B	Paying Agency Agreement
Exhibit C	Shareholder Commitment
Exhibit D	Bank Merger Agreement
Exhibit E	Legal Opinion of Hunton & Williams, L.L.P.
Exhibit F	Legal Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P